Exhibit 99.1

Oppenheimer Holdings Inc. Announces Retirement of

$50 million of $8.75% Senior Secured Notes Due 2018

New York, March 14, 2014 – Oppenheimer Holdings Inc. (the “Company”) announced that it will be retiring a total of $50 million (25%) of its 8.75% Senior Secured Notes due 2018 (the “Notes”). The Company will deliver to the holders of the Notes a notice of partial redemption, notifying such holders of the Company’s intent to redeem on April 15, 2014 (the “Redemption Date”) $45 million aggregate principal amount of the outstanding Notes at a redemption price equal to 106.563% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date. In addition, the Company will also be retiring the $5 million aggregate principal amount of the Notes that it currently holds. Upon completion of the redemption and retirement on the Redemption Date, $150 million aggregate principal amount of the Notes will remain outstanding. The retirement of the Notes will reduce the Company’s interest costs by $3.9 million annually.

In connection with the announced retirement, Albert G. Lowenthal, Chairman and CEO, commented “We are pleased to be able to reduce the principal amount of this high cost debt by 25% which will, of course, also reduce Oppenheimer’s leverage. We look forward to continuing this process as our profitability improves.”

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that provides a wide range of financial services including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), research, market-making, trust, investment management, and commercial mortgage banking. With roots tracing back to 1881, the firm is headquartered in New York and has 96 offices in 25 states and 5 foreign jurisdictions.

Forward-Looking Statements

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting “Forward-Looking Statements” and Part 1A – Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.